Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

™	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Corporation Announces Definitive Purchase Agreement to Acquire
Certain Assets of Rising Pharmaceuticals, Inc.

LAKE SUCCESS, NY – December 15, 2010 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced that it has signed a definitive purchase agreement for its wholly-owned subsidiary to acquire certain assets of Rising Pharmaceuticals, Inc (“Rising”).

Rising is a New Jersey based company that markets and distributes generic prescription and over the counter pharmaceutical products to leading wholesalers, chain drug stores, distributors, mass market merchandisers and others under its own label, throughout the United States. The Rising business will be operated as a wholly-owned subsidiary of Aceto Corporation by its existing management which will report to Aceto’s Chairman and CEO, Albert Eilender.

Rising’s products span a variety of therapeutic areas and dosage forms, manufactured under cGMP guidelines by its network of finished dosage form manufacturing partners. Additionally, in collaboration with selected manufacturers and pharmaceutical development companies, Rising has a product development pipeline that includes multiple numbers of abbreviated new drug applications on file with the U.S. Food and Drug Administration.

The transaction contemplates that the key senior management of Rising, Ronald Gold and David Rosen, will enter into employment agreements with the Aceto subsidiary and will serve as President and COO, and Senior Vice President-Business Development, respectively.

Commenting on the transaction, Albert Eilender stated “This transaction represents a significant step for Aceto by establishing another platform for our growth in the Health Sciences arena. As part of our strategic planning process, we had identified that further expansion of our finished dosage form product offerings from both foreign and domestic facilities complements our core strength of sourcing active pharmaceutical ingredients. Our initial experience with finished dosage form products confirmed our belief that this is a natural expansion of our existing business segment.  With Rising as a part of our Health Sciences business segment, we will be able to market finished dosage form pharmaceutical products to the buyers of such products. We believe that the combination of our sourcing capabilities and the marketing expertise that Rising brings to the equation should allow us to provide greater benefits to both our active pharmaceutical ingredient suppliers and customers as well as to our overall business.”

The transaction value of approximately $ 80 Million includes the receipt of $ 5 Million in working capital. This represents an EBITDA multiple of slightly less than 7.4 based on Rising’s projected calendar year 2010 earnings. The purchase price will be funded at closing by one Million shares of Aceto common stock and the balance in cash. The Company is also assuming certain of Rising’s obligations incurred in the normal course of business, subject to the terms and conditions of the purchase agreement. The definitive purchase agreement provides for an additional payout of no more than $ 6 Million based on a sharing of three year future accretive financial performance.  Rising’s calendar year 2010 net revenues are projected to be approximately $ 49 Million. Aceto anticipates that inclusive of the one Million additional shares, the transaction will be slightly earnings positive in its full first year of ownership and increasingly accretive thereafter. Subject to certain customary closing conditions, Aceto expects this transaction to close by December 31, 2010.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With business operations in ten countries, Aceto distributes over 1000 chemical compounds used either as principal raw materials or as finished products in the pharmaceutical, agricultural, surface coating/ink and general chemical consuming industries.  Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2010 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com